SEVERANCE AGREEMENT AND GENERAL RELEASE

BY AND BETWEEN

LIQUIDITY SERVICES, INC. AND

GARDNER DUDLEY

This Severance Agreement and General Release (the “Agreement”) dated as of September 25, 2017 (the “Effective Date”), is entered into by and between Liquidity Services, Inc., located at 1920 L Street, NW, 6th Floor, Washington, DC 20036, and its affiliates and subsidiaries (collectively, the “Company”), and Gardner Dudley (the “Executive”).
WHEREAS, the Executive served as the President, Capital Assets Group;
WHEREAS, the Company has determined that it is the best business interests of the Company to place the Executive on leave as of the Effective Date and then discontinue Executive’s employment effective as of October 2, 2017 (“Termination Date”) in lieu of terminating the Executive as of the Effective Date; and

WHEREAS, the Company and the Executive desire to set forth in writing the terms and conditions governing the Executive’s separation from employment, as set forth below:
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:
1.Termination of Employment.
(a)On condition that Executive has returned an executed unaltered copy of this Agreement, Executive shall be permitted to take paid leave during the period between the Effective Date and the Termination Date (the “Garden Leave Period”). During the Garden Leave Period, Executive shall not be required to report to work, will not have access to the Company’s workplace or its systems and will not be permitted to take any official action in the name of or on behalf of the Company or any of its affiliates. Executive may be called on to answer questions relating to the transition of his duties or otherwise in accordance with Paragraph 9. The Executive’s employment with the Company shall cease effective as of the Termination Date. The Executive further agrees to execute and deliver to the Company such documents concerning such separation from employment (and any related service) as may be reasonably requested by the Company or its Affiliates. For purposes of this Agreement, “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with the Company, including its current and former parents, subsidiaries and affiliated entities, from time to time.
(b)Accrued Obligations. On the first payroll date following the Termination Date, the Executive will receive payment for Three Hundred Twenty (320) hours of unused paid time off (“PTO”) accrued through the Effective Date. Executive shall not continue to accrue paid time off during the Garden Leave Period.
(c)Business Expenses. The Executive will be reimbursed for business expenses reasonably incurred prior to the Effective Date in accordance with the Company’s policies and procedures for reimbursement including with respect to reporting and documentation of such expenses.
(d)Group Health Plan. The Executive’s health care coverage with the Company will continue until October 31, 2017. Starting on November 1, 2017, the Executive shall be eligible to continue participation in the Company group health plan pursuant to the health care continuation coverage available under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). The Company shall not pay, nor be obligated to pay, any of the COBRA premiums with respect to Executive. The Executive shall be solely responsible for electing such coverage by properly returning the COBRA election form that Executive will receive.
2.Consideration. In exchange for the Executive’s execution of this Agreement, which includes the waiver and release of claims set forth in Section 10 below, the parties agree to the following:
(a)Severance Payments. The Company will pay to the Executive a cash lump sum of Three Hundred Thirty-Six Thousand Four Hundred Nineteen Dollars ($336,419), which represents one year of his annual base salary plus an average of the incentive bonuses earned in the past two fiscal years, less applicable taxes and withholdings (the “Severance Payment”) following the Termination Date, unless the Executive revokes this Agreement as provided in Section 12 below.

(b) No Consideration Absent Execution of this Agreement. The Executive understands and agrees that his entitlement to the payment specified in Section 2(a) is contingent on the execution of this Agreement and continued compliance with the terms and conditions of this Agreement and any agreement containing restrictive covenants to which the Executive is a party. The Executive understands that if he does not sign the Agreement, the Company has no obligation to provide the Executive with any of the consideration provided in this Agreement.
(c)Withholding. Any payments provided to the Executive pursuant to this Agreement shall be subject to withholding and reporting requirements under applicable law.
(d)Compliance with Section 409A. To the extent (i) any payments or benefits to which the Executive becomes entitled under this Agreement, or under any other agreement or Company plan, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (“Section 409A”) and (ii) the Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payments shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of the Executive’s “separation from service” (as such term is defined in Section 409A) from the Company; or (B) the date of the Executive’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Executive or the Executive’s beneficiary in one lump sum (without interest). Any termination of the Executive’s employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service”. It is intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that payments hereunder are exempt from, or otherwise comply with, Section 409A. To the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which such expenses were incurred, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
3.Outstanding Equity Awards. The Company agrees that under the terms of the Company’s 2006 Omnibus Long-Term Incentive Plan, as amended, the Executive has the right to exercise the remaining unexercised and vested options (the “Vested Options”) previously granted to him for twelve

(12) months after the Termination Date, after which all such options shall be cancelled and all such options shall terminate and no longer be exercisable.
The vesting of any options or restricted stock, the vesting of which is wholly or partially tied to criteria other than the Executive’s continued employment with the Company, shall cease as of the Termination Date and all unvested equity grants shall terminate and no longer be exercisable as of the Termination Date. The vesting of the Executive’s options and restricted stock awards shall otherwise continue through the Termination Date.
4.No Amounts Owing. By signing below, Executive acknowledges and agrees that he has received all wages, bonuses and any other compensation already due to him from the Company, except any future payments as set forth in Section 2.
5.Non-Disclosure. Executive agrees that he has not disclosed and will keep the provisions of this Agreement confidential; provided, however, the Executive may disclose the contents of this Agreement to members of Executive’s immediate family (including a significant other) and to Executive’s personal financial and legal advisers and to enforce Executive’s rights hereunder, and except as may be required by law and is necessary for legitimate enforcement or compliance purposes, on the condition that he instructed such persons that the terms and existence of this Agreement are confidential and must not be further disclosed.
6.Publicity; Non-disparagement.
(a)In the event that any person requests information regarding the Executive’s employment with the Company and its Affiliates, the Company shall respond simply by confirming Executive’s dates of employment, job titles and rates of pay.
(b)The Executive hereby agrees that he will not disparage or criticize the Company, its Affiliates, officers, directors or employees, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against the Company, its Affiliates, officers, directors or employees, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law. This includes any statement to or response to an inquiry by any member of the press or media, whether written, verbal, electronic or otherwise.
7.Non-Competition, Non-Solicitation and Confidential Information.
(a)Non-Competition. Executive hereby covenant and agree that for 12 months following the Termination Date (the “Non-Compete Period”) that Executive will not directly or indirectly, without the prior written consent of the Company, become interested or engaged, directly or indirectly, as a shareholder, bondholder, creditor, officer, director, partner, agent, contractor with, employer or representative of, or in any manner associated with, or give financial technical or other assistance to, any person, firm, corporation or any other entity in competition with the Company within (i) any geographic area in which the Company conducts business during the Non-Compete Period or (ii) in the business of operating e-commerce marketplace solutions to manage, value and sell surplus assets, inventory and equipment for commercial and government clients, provided however that this provision shall not preclude the employee from holding passive minority stakes of less than 1% in public equities or debt.
(b)Non-Solicitation of Employees. For twelve (12) months following the Termination Date, Executive shall not, directly or indirectly through another person, firm, corporation, association, or entity (i) solicit any Company employee, consultant, or contractor for employment or other work-related engagement by me or by any other person, firm, corporation, association, or entity; (ii) induce or attempt to induce any Company employee, consultant or contractor to terminate his or her employment or other relationship with the Company for any reason; (iii) interfere with the Company’s relationship with any employee, consultant, or contractor; or (iv) solicit for employment or hire any person who was employed by the Company at any time during the six (6) months preceding the time of such proposed hiring.

(c)Non-Solicitation of Clients. For twelve (12) months following the Termination Date, Executive shall not, directly or indirectly through another person, firm, corporation, association, or entity (i) solicit business from, (ii) attempt to entice away from the Company, or (iii) interfere with the Company’s relationship with any entity that is a client or customer of the Company at the time of such solicitation, enticement, or interference or that was or was identified or solicited as a client or customer of the Company during the time that Executive performed services for the Company.
(d)Following as soon as possible after the Termination Date, or at any time as the Company may request, the Executive will promptly deliver to the Company all documents (whether prepared by the Company, an Affiliate, the Executive or a third party) relating to the Company or any of its Affiliates or any of their businesses or property which the Executive may possess or which is or was under the Executive’s direction or control.
8.Return of Property. On or before the Termination Date, the Executive represents that Executive has returned to the Company any and all Company property in his possession or control, including but not limited to all keys, corporate credit cards and other equipment provided by the Company for use during employment, together with all materials, documents, files or papers, notes or records, and any copies thereof, relating to the Company or any of the Company’s customers.
9.Cooperation with Company. The Executive understands that the Company has agreed to the terms of this Agreement (including the Severance Payment) in exchange for, among other things, his agreement to cooperate with the Company on all matters for which the Company may reasonably request assistance following the Termination Date. In addition, the Executive agrees that he will, upon reasonable request, assist and cooperate with the Company and its Affiliates in connection with the defense or prosecution of any claim that may be made against or by the Company and its Affiliates or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company and its Affiliates including meeting with the Company and its Affiliates’ counsel, any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by the Executive, pertinent knowledge possessed by the Executive, or any act or omission by the Executive. The Executive further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.
10.General Release.
(a)The Executive expressly acknowledges that this Agreement is worded in an understandable way.
(b)By executing this Agreement and accepting the consideration specified in Section 2 hereof, the Executive agrees to release and forever discharge the Company, its past and present shareholders, its past and present subsidiaries, affiliates and related companies (including any predecessors), its successors and assigns and all past and present directors, officers, employees, attorneys and agents of these entities, personally, and as directors, officers, employees, attorneys and agents and any person or entity acting for or on behalf of the Company (hereinafter the “Company Releasees”) from liability for any and all claims, damages, causes of action, both in law and in equity, which Executive or his estate, agents, attorneys, heirs, executors, successors and assigns now has or may have, whether known or unknown, suspected or unsuspected, and whether asserted or not, against the Company Releasees, or any of them, arising out of or related to Executive’s employment by the Company and Executive’s separation from the Company (hereinafter “Claims”), including, but not limited to, (i) any Claims under Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. § 2000 et seq.) (“Title VII”), the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. § 621 et seq.) (the “ADEA”), the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.) (the “ADA”), the Executive Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001 et seq.), the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act of

1993, the District of Columbia Human Rights Act (D.C. Code §§ 2-1401 to 2-1411 (2011)), the District of Columbia Family and Medical Leave Act (D.C. Code §§ 32-501 to 32-517 (2011)), the District of Columbia Accrued Sick and Safe Leave Act (D.C. Code §§ 32-131.01 to 32-131.16 (2011)), (ii) any Claims under any other Federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released; provided, however, that the Executive and his estate, agents, attorneys, heirs, executors, successors and assigns do not release any Claims arising from or relating to (A) the terms of this Agreement or any obligations preserved by this Agreement, (B) continued insurance, indemnification and advances by the Company for actions taken while serving as an officer thereof (including coverage by any D&O or similar insurance policy generally applicable to current officers of the Company, and that certain Indemnification Agreement dated January 23, 2006) until the expiration of the applicable statute of limitations period; (C) the Executive’s rights to COBRA coverage, (D) the Executive’s accrued and unpaid wages as of the Termination Date or rights to vested benefits under Company benefit plans, or (E) any legal claims which the Executive may not waive or release by law.
(c)The Executive understands that the Company is agreeing to pay the consideration described in Section 2 of this Agreement in part because of, and in exchange for, this specific release of Claims (including Claims of discrimination under Title VII, the ADEA, the ADA and other applicable laws) and that a portion of these payments is in addition to any other payments or things of value to which the Executive may already be entitled, has received, or is receiving from the Company.
(d)The Executive understands that excluded from this Agreement and Release are any claims that cannot be waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by the EEOC or state agency, but that he is waiving his right to any monetary recovery should the EEOC or any other agency pursue any claims on his behalf.
11.Voluntary Signature and Advice of Counsel; Review Period. Without detracting in any respect from any other provision of this Agreement:
(a)The Executive, in consideration of the payment provided to him in Section 2(a), agrees and acknowledges that this Agreement constitutes a knowing and voluntary waiver of all rights or claims he has or may have against the Company Releasees as set forth herein, including, but not limited to, all rights or claims arising under ADEA, including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA; and he has no physical or mental impairment of any kind that has interfered with his ability to read and understand the meaning of this Agreement or its terms, and that he is not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.
(b)The Executive understands that, by entering into this Agreement, he does not waive rights or claims that may arise after the date of his execution of this Agreement, including without limitation any rights or claims that he may have to secure enforcement of the terms and conditions of this Agreement.
(c)The Executive agrees and acknowledges that the consideration provided to him under Section 2 of this Agreement is in addition to anything of value to which he is already entitled.
(d)The Company hereby advises the Executive to consult with an attorney prior to executing this Agreement.
(e)The Executive acknowledges that he was informed that he has at least twenty-one (21) days in which to review and consider this Agreement and to consult with an attorney regarding the terms and effect of this Agreement.
(f)Nothing in this Agreement shall prevent the Executive (or his attorneys) from (a) commencing an action or proceeding to enforce this Agreement or (b) exercising his right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of his waiver of ADEA claims set forth in Section 10.
12.Revocation Period. The Executive is advised that he may revoke this Agreement within seven (7) calendar days after the date he signs this Agreement (the “Revocation Period”). The Executive agrees that if he wants to revoke this Agreement, he must notify the Company in writing as set forth in Section 13, and following revocation this Agreement shall be deemed void ab initio.
13.Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid or by overnight courier. Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit in the United States mail, or, if delivered by overnight courier, the day after such sending, as follows:
If to the Company, to:

Liquidity Services, Inc.
1920 L Street, NW 6th Floor
Washington, DC 20036
Attention: Mark Shaffer

If to the Executive, to:

Gardner Dudley
At the most recent address on file with the Company

Any party may, by notice given in accordance with this Section 13 to the other party, designate another address or person for receipt of notices hereunder.
14.Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, estate, trustees, administrators, successors, heirs, distributees, devisees and legatees. This Agreement is personal to the Executive and neither this Agreement nor any rights hereunder may be assigned by the Executive.
15.Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions of this Agreement at the same or any prior or subsequent time.
16.Counterparts. This Agreement may be executed in several counterparts (including via facsimile), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Signature copies delivered by facsimilie or “PDF” shall also be sufficient.
17.Severability. The Company and the Executive agree that the agreements and provisions contained in this Agreement are severable and divisible, that each such agreement and provision does not depend upon any other provision or agreement for its enforceability, and that each such agreement and provision set forth herein constitutes an enforceable obligation between the parties hereto. Consequently, the parties hereto agree that neither the invalidity nor the unenforceability of any provision of this Agreement shall affect the other provisions, and this Agreement shall remain in full force and effect and be construed in all respects as if such invalid or unenforceable provision were omitted.
18.Headings. The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.
19.Governing Law/Venue. This Agreement shall be construed as a document under seal, and shall be governed by the laws of the State of Maryland, without giving effect to any principles of conflict of law or choice of law rules (whether of State of Maryland or any other jurisdiction) that would result in the application of the substantive or procedural laws or rules of any other jurisdiction. Venue for all disputes arising under or related to this Agreement of Executive’s employment with the Company will be the Montgomery County in the State of Maryland.
20.No Admission. The making of this Agreement is not intended, and shall not be construed or deemed to be, an admission that the Company violated any Federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against you or anyone else, and the Company expressly denies any such violation, breach or wrong.
21.Entire Agreement. Except for that certain Employee Agreement Regarding Confidentiality, Intellectual Property, and Competitive Activities dated June 15, 2010, this is the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof, including any prior agreements with the Company respecting the Executive’s employment by and between Liquidity Services, Inc. and the Executive. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement. No reliance is placed on any representation, opinion, advice or assertion of fact made by the Company or its directors, officers and agents to the Executive, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability, either in tort or contract, assessed in relation to any such representation, opinion, advice or assertion of fact. All references to any law shall be deemed also to refer to any successor provisions to such law.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the Termination Date.
LIQUIDITY SERVICES, INC.            EXECUTIVE

By:________________________            By:________________________
Mike Lutz                         Gardner Dudley
VP, Human Resources